Exhibit 23.2

JINCHENG TONGDA & NEAL

10th Floor, China World Tower, No.1 JianguoMenwai Avenue, Beijing 100004, China

Tel : (86-10) 5706-8585 Fax : (86-10) 6518-5057, 8515-0267

June 26, 2014

ATA Inc.

16th Floor, Tower E

6 Gongyuan West Street,

Jian Guo Men Nei

Beijing 100005, China

Ladies and Gentlemen:

We have acted as legal advisors as to the laws of the People’s Republic of China to ATA Inc. (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended March 31, 2014.

We hereby consent to the use of our name under “Key Information — Risk Factors” and “Information on the Company — Business Overview — Regulation” in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2014.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm